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EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
ConectiSys Corporation

We hereby consent to the use in the prospectus constituting a part of the Post-Effective Amendment No. 1 to Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission on or about January 25, 2007, of our report dated December 20, 2006, relating to the consolidated financial statements of ConectiSys Corporation appearing in the Company's Annual Report on Form 10-KSB as of September 30, 2006 and for the years ended September 30, 2006 and 2005.

We also consent to the reference to us under the caption "Experts" in the prospectus constituting a part of the foregoing Post-Effective Amendment No. 1 to Registration Statement on Form SB-2.

/S/ FARBER HASS HURLEY & MCEWEN, LLP

Farber Hass Hurley & McEwen, LLP
Granada Hills, California
January 25, 2007